                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                       CONCORD COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                            (Name of Issuer)

                              COMMON STOCK
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               206186108
            --------------------------------------------------------
                             (CUSIP Number)

                           December 31, 2003
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENT VALID OMB CONTROL NUMBER.

                                        1
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CUSIP No. 206186108
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Firsthand Capital Management, Inc.

     I.R.S. Identification Nos. of above persons (entities only).
     EIN: 77-0449623
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         1,189,300
With:                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              1,189,300
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     1,189,300
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     6.57%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IA, CO
-------------------------------------------------------------------------------

                                        2
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CUSIP No. 206186108

-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Firsthand Funds on behalf of its series, as follows:

              Technology Value Fund
              Technology Leaders Fund
              Technology Innovators Fund
              The e-Commerce Fund
              Global Technology Fund

     I.R.S. Identification Nos. of above persons (entities only).
              77-6100553
              31-1576988
              77-0484956
              77-0522622
              06-1588825

-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         1,189,300
With:                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              1,189,300
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     1,189,300
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     6.57%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IV
-------------------------------------------------------------------------------

                                        3
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CUSIP No. 206186108
-------------------------------------------------------------------------------
  1. Names of Reporting Persons

     Landis, Kevin Michael

     I.R.S. Identification Nos. of above persons (entities only).
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         1,189,300
With:                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              1,189,300
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     1,189,300
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     6.57%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     HC (CONTROL PERSON), IN
-------------------------------------------------------------------------------

                                        4
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ITEM 1.
     (a)  Name of Issuer

          Concord Communications, Inc.
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          600 Nickerson Road
          Marlboro, MA  01752
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          (i)    Firsthand Capital Management, Inc. ("FCM")

          (ii)   Firsthand Funds ("Firsthand")

          (iii)  Kevin Michael Landis ("Landis")

          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          125 South Market, Suite 1200, San Jose, CA  95113
          --------------------------------------------------------------------
     (c)  Citizenship

          (i)    FCM: California

          (ii)   Firsthand: Delaware

          (iii)  Landis: United States

          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          Common stock
          --------------------------------------------------------------------
     (e)  CUSIP Number

          206186108
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) /X/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

                                        5
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          (g)  /X/ A parent holding company or control person in accordance with Section  240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

          This statement is filed by FCM and SCM, both investment advisers registered under the Investment Advisers Act of 1940, as amended, their control person Landis, and Firsthand, an investment company registered under the Investment Company Act of 1940, as amended. (See, also, Exhibit A.)

ITEM 4.   OWNERSHIP

          Common stock:

          (a)  Amount beneficially owned:
               1,189,300
           --------------------------------------------------------------------
          (b)  Percent of Class:
               6.57%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the joint filers have:

                 (i)   Sole power to vote or to direct the vote:
                       1,189,300
                 -------------------------------------------------------------
                 (ii)  Shared power to vote or to direct the vote:
                       0
                 -------------------------------------------------------------
                 (iii) Sole power to dispose or to direct the disposition of:
                       1,189,300
                 -------------------------------------------------------------
                 (iv)  Shared power to dispose or to direct the disposition of:
                       0
                 -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

                                        6
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ITEM 10.  CERTIFICATION:

          (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


Date:  01/16/2004                    FIRSTHAND CAPITAL MANAGEMENT, INC.


                                      /s/ Kevin M Landis
                                     ----------------------------------
                                     Kevin M. Landis, President


                                     FIRSTHAND FUNDS


                                      /s/ Kevin M Landis
                                     ----------------------------------
                                     Kevin M. Landis, Trustee


                                      /s/ Kevin M Landis
                                     ----------------------------------
                                     Kevin M. Landis, Control Person

                                        7
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EXHIBIT A


                IDENTIFICATION AND CLASSIFICATION OF JOINT FILERS


Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the reporting persons making this joint filing are identified and classified as follows:

                 NAME                                                   CLASSIFICATION
                 ----                                                   --------------
Firsthand Capital Management, Inc. ("FCM")              Investment adviser registered under the Investment
                                                        Advisers Act of 1940, as amended.

Firsthand Funds on behalf of its series, as follows     Investment company registered under the Investment
("Firsthand"):                                          Company Act of 1940, as amended.
Technology Value Fund
Technology Leaders Fund
Technology Innovators Fund
The e-Commerce Fund
Global Technology Fund

Kevin Michael Landis                                    A control person of FCM and Firsthand.

EXHIBIT B


               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or
Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1 and are not acting as a group as defined by Rule 13d-1(b)(ii)(J).

                                    SIGNATURE

Date:    01/16/2004              FIRSTHAND CAPITAL MANAGEMENT, INC.


                                  /s/ Kevin M Landis
                                 ----------------------------
                                 Kevin M. Landis, President


                                 FIRSTHAND FUNDS


                                  /s/ Kevin M Landis
                                 -------------------------
                                 Kevin M. Landis, Trustee


                                  /s/ Kevin M Landis
                                 ----------------------------
                                 Kevin M. Landis, Control Person

                                        9
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EXHIBIT C


                       DISCLAIMER OF BENEFICIAL OWNERSHIP


Concord Communications, Inc.
Common Stock
1,189,300 Shares


Kevin Michael Landis disclaims beneficial ownership as to all shares beneficially owned for Section 13(g) filing purposes by Firsthand Capital Management, Inc., an investment adviser, and Firsthand Funds.

                                       10